ASCENA RETAIL GROUP, INC
EXECUTIVE SEVERANCE PLAN

Amended and Restated Effective as of May 26, 2020

INTRODUCTION

The purpose of the Plan is to enable the Company to offer certain protections to a select group of management or highly compensated employees (as determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA) if their employment with the Employer is terminated under the circumstances described herein. The Plan was initially adopted effective as of March 3, 2010, was subsequently amended and restated effective as of September 23, 2014, December 9, 2015, and March 2, 2016, amended as of December 7, 2016, and amended and restated as of June 8, 2017 and June 12, 2018. The Plan is subsequently amended and restated in the form herein, effective as of May 26, 2020.
The Plan shall apply to Eligible Employees employed by an Employer on or after the Restatement Date and shall not apply to Participants who terminated employment with an Employer prior to the Restatement Date.
Unless otherwise expressly provided in the Plan or unless otherwise agreed to in writing between the Company or an Affiliate and a Participant on or after the date hereof, Participants covered by the Plan shall not be eligible to participate in any other severance or termination plan, policy or practice of the Employer that would otherwise apply under the circumstances described herein. The Plan is intended to be a “top-hat” pension benefit plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-23. This document shall constitute both the plan document and summary booklet and shall be distributed to Participants in this form. Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Article I.
ARTICLE I
DEFINITIONS

For purposes of the Plan, capitalized terms and phrases used herein shall have the meanings ascribed in this Article.
1.1 “Affiliate” shall mean any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code, any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company, or any other entity which is designated as an Affiliate by the Board or the Committee.
1.2 “Base Salary” shall mean a Participant’s annual base compensation rate for services paid by the Employer to the Participant at the time immediately prior to the Participant’s termination of employment, as reflected in the Employer’s payroll records or, if higher, the Participant’s annual base compensation rate immediately prior to a Change in Control. Base Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, non-cash compensation or any other additional compensation, but shall include amounts reduced pursuant to a Participant’s salary reduction agreement under Section 125, 132(f)(4) or 401(k) of the Code, if any, or a nonqualified elective deferred compensation arrangement, if any, to the extent that in each such case the reduction is to base salary.

1.3 “Board” shall mean the Board of Directors of the Company.
1.4 “Bonus” shall mean the higher of (a) a Participant’s average of the most recent three (3) year aggregate annual cash performance bonuses actually paid to such Participant on an annual basis or (b) a Participant’s annual target cash performance bonus opportunity relating to the fiscal year in which a Change in Control shall occur, as determined under an agreement between the Participant and the Employer, or under any written bonus plan, program or arrangement approved by the Board or the Compensation Committee of the Board. For purposes of calculating (i) a year’s aggregate annual cash performance bonus referred to in Section 1.4(a) if bonuses for such fiscal year are seasonal or over another partial performance period during such fiscal year, such aggregate annual cash performance bonus shall equal the sum of the seasonal or other partial performance cash bonuses actually paid to a Participant with respect to such fiscal year and (ii) a year’s aggregate annual target cash performance bonus opportunity referred to in Section 1.4(b) if bonuses for such fiscal year are seasonal or over another partial performance period during such fiscal year, such aggregate annual bonus shall equal the sum of the aggregate target bonus cash opportunity for such seasonal or other partial performance bonus cash opportunity for such fiscal year. Bonus shall not include any other bonus to be paid upon completion of any specified project or upon the occurrence of a specified event, including, without limitation, a Change in Control. For the avoidance of doubt, any and all references in this Section 1.4 to “annual cash performance bonuses” and “annual target cash performance bonus” mean only those cash bonuses earned or to be earned under the Company’s short-term incentive programs in respect of actual performance.
1.5 “Cause” shall mean the occurrence of any of the following with respect to an Eligible Employee: (i) conviction of a crime (including conviction on a nolo contendere plea) involving a felony or any other crime involving fraud, dishonesty or moral turpitude; (ii) failure to satisfactorily perform employment duties reasonably requested by his or her supervisor or the Board after thirty (30) days’ written notice of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, illness or injury); (iii) fraud, embezzlement or dishonesty; (iv) gross misconduct or gross negligence in connection with the business of the Employer or an Affiliate which has an adverse effect on the Employer or an Affiliate; or (v) the Participant’s intentional and willful act or omission which is detrimental to the business or reputation of the Employer or an Affiliate.
1.6 “Change in Control” shall mean the consummation of any of the following events: (a) any “person,” as such term is used in sections 3(a)(9) and 13(d) of the Exchange Act, becomes a “beneficial owner,” as such term is used in Rule 13d-3 under the Exchange Act, during the twelve (12) month period ending on the date of the most recent acquisition by such person of 30% or more of the total voting power of the outstanding stock of the Company, excluding a person that is an affiliate (as such term is used under the Exchange) of the Company on the date hereof, or any affiliate of any such person; (b) during any period of twelve (12) consecutive months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this section) or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the twelve-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; (c) all or substantially all the assets of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the stockholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they own the common stock of the Company, all the common stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or (d) the Company combines with another company and is the surviving corporation, but, immediately after the combination, the stockholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the common stock or other ownership interests of the combined company (there being excluded from the number of shares held by such stockholders, but not from the common stock or other ownership interests of the combined company, any shares or other ownership interests received by affiliates of such other company in exchange for stock of such other company). Notwithstanding anything herein to the contrary and except with respect to a Change in Control event described in Section 1.6(b), a Change in Control shall be deemed to have occurred under this Section 1.6 solely upon the occurrence of the closing of the transaction giving rise to the Change in Control event. Notwithstanding anything herein to the contrary, none of the foregoing events shall be deemed to be a “Change in Control” unless such event constitutes a “change in control event” within the meaning of Code Section 409A. For purposes of clarity, a filing by the Company under Chapter 11, Title 11 of the United States Bankruptcy Code, in and of itself, does not constitute a Change in Control under the Plan.
1.7 “Change in Control Related Termination” means a Pre-Change in Control Termination or a Post-Change in Control Termination, as applicable.
1.8 “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
1.9 “Code” shall mean the Internal Revenue Code of 1986, as amended.
1.10 “Code Section 409A” shall mean Section 409A of the Code together with the treasury regulations and other official guidance promulgated thereunder.
1.11 “Committee” shall mean the Compensation and Stock Incentive Committee of the Board or such other committee appointed by the Board from time to time to administer the Plan.
1.12 “Company” shall mean Ascena Retail Group, Inc., a Delaware corporation, and any successor as provided in Article VI hereof.
1.13 “Continuation Period” shall mean a period commencing on the date of a Participant’s Separation from Service and continuing until the earliest of:
(a) solely in the event of (i) a Non-Change in Control Termination, the expiration of the Severance Period; or (ii) a Change in Control Related Termination, the Severance Period (or, eighteen (18) months with respect to a Participant with the title “Executive Vice President” (or a higher level position) who experiences a Change in Control Related Termination) from such date; provided, however, that if a Change in Control occurs within 90 days following the date of a Non-Change in Control Termination, the applicable period shall be as provided in clause (ii) for such Participant, as measured from the date of the Participant’s Separation from Service;
(b) the date the Participant becomes eligible for coverage under the health insurance plan of a subsequent employer; and
(c) the date the Participant or the Participant’s eligible dependents, as the case may be, cease to be eligible under COBRA.

1.14 “Continued Health Coverage” shall mean the benefit set forth in Section 2.2(b) of the Plan.
1.15 “Delay Period” shall mean the period commencing on the date the Participant incurs a Separation from Service from the Employer until the earlier of (a) the six (6)-month anniversary of the date of such Separation from Service and (b) the date of the Participant’s death.
1.16 “Disability” shall mean a Participant’s disability that would qualify as such under the Employer’s long-term disability plan without regard to any waiting periods set forth in such plan.
1.17 “Eligible Employee” shall mean any employee of the Employer at the level of vice president (or a higher) level position. An Eligible Employee shall not include any temporary employee, independent contractor, consultant or any other person or entity for whom the Employer does not classify or treat as an employee. Further, an Eligible Employee shall not include any employee of the Employer at the level below vice president. If, during any period, any such excluded person or entity is reclassified, whether retroactively or otherwise, as an employee of the Employer, such individual or entity shall not be an Eligible Employee for that period.
1.18 “Employer” shall mean the Company and any Affiliate.
1.19 “Equity Vesting” shall mean the benefit set forth in Section 2.2(c) of the Plan.
1.20 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
1.21 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
1.22 “Good Reason” shall mean the occurrence of any of the following events within ninety (90) days prior to a Change in Control, or on or following a Change in Control, without the Participant’s express written consent, provided, the Participant gives notice to the Employer of the Good Reason event within ninety (90) days after the occurrence of the Good Reason event, such events are not fully corrected in all material respects by the Employer within thirty (30) days following receipt of the Participant’s written notification, and the Participant terminates employment within ten (10) days following the expiration of the thirty (30) day correction period or the date the Employer provides written notice to the Participant that it will not cure the event constituting Good Reason (whichever is earlier):
(a) any material diminution of the responsibilities, duties or authority of the Participant (except in connection with the termination of Executive’s employment for Cause or due to Total Disability or as a result of Executive’s death, or temporarily as a result of the Participant’s illness or other absence);
(b) a material reduction in the Participant’s Base Salary, other than a reduction that is uniformly applied to similarly situated employees of not more than 10%;
(c) a material relocation of the Participant’s principal place of work, which for this purpose shall mean a relocation outside of a thirty (30) mile radius of the Participant’s then current location; or
(d) any action or inaction by the Company that constitutes a material breach by the Company under the Plan with respect to the Participant.

1.23 “Non-Change in Control Termination” shall mean a termination event described in Section 2.1(a)(i) of the Plan.
1.24 “Participant” shall mean any Eligible Employee who is eligible to receive Severance Benefits under the Plan.
1.25 “Plan” shall mean the Ascena Retail Group, Inc. Executive Severance Plan.
1.26 “Post-Change in Control Termination” shall mean a termination event described in Section 2.1(a)(ii) of the Plan.
1.27 “Pre-Change in Control Termination” shall mean a termination event described in Section 2.1(a)(ii) of the Plan.
1.28 “Pro-Rata Bonus” shall mean the payment set forth in Section 2.2(d) of the Plan.
1.29 “Restatement Date” shall mean May 26, 2020.
1.30 “Restrictive Covenant Agreement” shall mean the Company’s form of Confidentiality, Non-Solicitation and Non-Competition Agreement as is in effect from time to time.
1.31 “Separation from Service” shall mean a Participant’s termination of employment with the Employer, provided that such termination constitutes a separation from service within the meaning of Code Section 409A and the guidance issued thereunder. All references in the Plan to a “termination,” “termination of employment” or like terms shall mean Separation from Service.
1.32 “Severance Benefits” shall mean, as applicable, the Severance Payment, the Continued Health Coverage, the Equity Vesting, and the Pro-Rata Bonus.
1.33 “Severance Payment” shall mean the payments set forth in Section 2.2(a).
1.34 “Severance Period” shall mean the period that Base Salary continuation is payable to a Participant as set forth in Appendix A in connection with a Non-Change in Control Termination.
1.35 “Specified Employee” shall mean a Participant who, as of the date of his or her Separation from Service, is deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Employer from time to time in accordance therewith, or if none, the default methodology set forth therein.
1.36 “Year of Service” means each consecutive full twelve (12) month period as measured beginning with the Eligible Employee’s most recent date of hire and ending on the Employee’s Separation from Service date, during which period he or she is actively at work performing services or on vacation, sick leave or an approved leave of absence (whether paid or unpaid) with the Company and/or Affiliate. A transfer of employment between and among the Company and any Affiliate shall not be considered an interruption or termination of continuous service for purposes of determining an Eligible Employee’s Years of Service.
ARTICLE II
SEVERANCE BENEFITS

2.1 Eligibility for Severance Benefits.
(a) Qualifying Event for an Eligible Employee.
(i) Non-Change in Control Termination. If, at any time prior to a Change in Control the employment of a Participant is terminated by the Employer without Cause (a “Non-Change in Control Termination”), then the Employer shall pay or provide the Participant with the Severance Payment, the Continued Health Coverage, and the Pro-Rata Bonus pursuant to the terms set forth herein.
(ii) Change in Control Related Termination. If, during the period commencing on the date of a Change in Control and ending twenty-four (24) months thereafter, (a “Post-Change in Control Termination”) the employment of a Participant is terminated by the Employer without Cause or by the Participant for Good Reason, then the Employer shall pay or provide the Participant with the Severance Payment, the Continued Health Coverage, the Equity Vesting, and the Pro-Rata Bonus pursuant to the terms set forth herein in lieu of any Severance Benefits the Participant is entitled to under Section 2.1(a)(i); provided, however, if the Participant has a Non-Change in Control Termination and a Change in Control occurs within the ninety (90) day period following the date of such Non-Change in Control Termination (a “Pre-Change in Control Termination”), the Severance Benefits payable to such Participant shall be as provided in this Section 2.1(a)(ii), reduced by the Severance Benefits that were paid/provided to the Participant pursuant to Section 2.1(a)(i).
(b) Non-Qualifying Events. A Participant shall not be entitled to Severance Benefits under the Plan if the Participant’s employment is terminated (i) by the Employer for Cause, (ii) by a Participant for any reason, other than for Good Reason on the date of a Change in Control or during the twenty-four (24) month period following a Change in Control, or (iii) on account of the Participant’s death or Disability.
2.2 Severance Benefits. In the event that a Participant becomes entitled to benefits pursuant to Section 2.1(a) hereof, the Employer shall pay or provide the Participant with the applicable Severance Benefits as follows, provided that the Participant executes and does not revoke the Release within the time periods required for such Release, as set forth in Section 2.5:
(a) Severance Payment. Subject to the provisions of Sections 2.3 through 2.8, the Employer shall pay to the Participant the following:
(i) Non-Change in Control Termination. In the event of a Non-Change in Control Termination, the Employer shall continue to pay the Participant his or her Base Salary for the applicable period set forth in Appendix A (the “Severance Period”); provided that, subject to Section 2.5, (i) the first payment shall be paid within seventy four (74) days following the date of the Participant’s Separation Service, which first payment shall include any amounts that would have been otherwise payable to the Participant prior to such first payment and (ii) the remaining installments of continued Base Salary shall be paid to the Participant in accordance with the Employer’s normal payroll practices for the remainder of the applicable Severance Period. Notwithstanding the foregoing or anything in the Plan to the contrary, to the extent required by Code Section 409A, the payment of the Severance Payments under this Section 2.2(a)(i) shall be subject to the Delay Period as provided in Section 7.8(b) hereof.

(ii) Change in Control Related Termination. In the event of a Change in Control Related Termination, the Employer shall pay the Participant an amount in cash equal to (i) with respect to a Participant with the title “Executive Vice President” (or a higher level position), the sum of the Participant’s Base Salary plus Bonus, multiplied by one and one-half (1½) and (ii) with respect to any other Participant, the sum of (x) the amount of the continued Base Salary that the Participant would have received over the Severance Period as provided in Section 2.2(a)(i) if the Participant had experienced a Non-Change in Control Termination and (y) the Participant’s Bonus. The Severance Payment under this Section 2.2(a)(ii) shall be payable, subject to Section 2.5, in a lump sum, in the case of a Post-Change in Control Termination, on the ninetieth (90th) day following the date of the Participant’s Separation from Service. In the case of a Pre-Change in Control Termination, the Severance Payment under this Section 2.2(a)(ii) shall be payable, subject to Section 2.5, in a lump sum on the later of (x) the ninetieth (90th) day following the date of the Participant’s Separation from Service and (y) the date of the Change in Control; provided that (x) the amount of the Severance Payment that is payable on account of a Pre-Change in Control Termination pursuant to this Section 2.2(a)(ii) shall be reduced by the amount of the Severance Payments paid to the Participant prior to the date of this payment and (y) after the date of such payment, no further Severance Payments pursuant to Section 2.2(a)(i) shall be payable to the Participant. Notwithstanding the foregoing or anything in the Plan to the contrary, to the extent required by Code Section 409A, in the event of a (I) Post-Change in Control Termination, payment of the Severance Payment under this Section 2.2(a)(ii) shall be subject to the Delay Period as provided in Section 7.8(b) hereof and (II) Pre-Change in Control Termination, payment of the Severance Payment under this Section 2.2(a)(ii) shall be subject to the Delay Period as provided in Section 7.8(b) hereof. Participants shall be entitled to only one Severance Payment under this Plan as the result of a Change in Control Related Termination.
(b) Continued Health Coverage. Subject to the provisions of Sections 2.3 through 2.8 and a Participant’s timely election pursuant to COBRA and timely payment of premiums at the applicable active employee rate for such employee and his or her spouse and eligible dependents (the “Applicable Rate”), during the Continuation Period the Employer shall pay the cost for continued coverage pursuant to COBRA, for the Participant and the Participant’s eligible dependents, under the Employer’s group health plans in which the Participant participated immediately prior to the date of termination of the Participant’s employment or materially equivalent plans maintained by the Employer in replacement thereof, less the Applicable Rate. Following the Continuation Period, the Participant (or, if applicable, the Participant’s qualified beneficiaries under COBRA) shall be entitled to such continued coverage for the remainder of the COBRA period, if any, on a full self-pay basis to the extent eligible under COBRA.
(c) Accelerated Vesting of Equity Awards. The Equity Vesting under this Section 2.2(c) shall apply only in the event of a Change in Control Related Termination. Subject to the provisions of Sections 2.3 and 2.4 and Sections 2.6 through 2.8, to the extent not vested immediately prior to a Change in Control, all stock based awards granted to the Participant prior to the Change in Control under the Company’s equity plans, each as amended, including, but not limited to, the Company’s 2016 Omnibus Incentive Plan, or any predecessor or successor plan(s) thereto, that are outstanding as of the date of the Change in Control (including, but not limited to, stock options and shares of restricted stock), or, in the event such stock based awards are not assumed or substituted by the successor in connection with such Change in Control, outstanding immediately prior to the date of the Change in Control, shall become fully vested as of the date of the Participant’s termination of employment by the Employer without Cause or by the Participant for Good Reason. Any stock option, stock appreciation right or similar award that provides for a Participant-elected exercise shall become fully exercisable and will remain exercisable for the applicable period following termination as specified in the applicable equity plan and/or the applicable award agreement. In the case of restricted stock or similar awards that are not subject to a Participant-elected exercise, the Company shall remove any restrictions (other than restrictions required by Federal securities law) or conditions in respect of such award as of the date of the Participant’s termination of employment by the Employer without Cause or by the Participant for Good Reason. For the avoidance of doubt, this Section 2.2(c) shall apply to any equity awards that, in connection with a Change in Control, (1) are granted as replacement of the equity awards held by the Participant immediately prior to the Change in Control, and (2) are outstanding immediately prior to the Change in Control, but are not assumed or substituted by the successor in connection with such Change in Control.
Notwithstanding the forgoing, in the event of a Pre-Change in Control Termination, in lieu of the foregoing under this Section 2.2(c), the Employer shall pay to the Participant a lump sum cash payment equal to the sum of (x) with respect to any unvested stock option, stock appreciation right or similar appreciation based award that expired on the date the Participant’s employment terminated, the excess, if any, of (A) the aggregate per share cash consideration, and the fair market value on such date of the aggregate per share non-cash consideration, paid or payable to the Company’s common stockholders in the transaction which is the basis for the Change in Control, (or if no such consideration was then payable, the last trading price of the Company’s common stock on the day immediately preceding the date of the event that resulted in the occurrence of the Change in Control), over (B) the strike price per share that would have been required to be paid in order to exercise each tranche of the unvested awards that expired on the date of the Participant’s termination of employment, times the number of shares of the Company’s common stock covered by each such tranche (such calculation to be performed separately for each tranche with a different strike price, and the aggregate amounts so calculated being the amount required to be paid under this provision), plus (y) with respect to any unvested restricted stock or similar whole share type of award that expired on the date the Participant’s employment terminates, the fair market value of such awards calculated based on the last trading price of the Company’s common stock on the day immediately preceding the date of the event that resulted in the occurrence of the Change in Control times the number of shares of the Company’s common stock covered by each such award. Any such payment shall be paid together with the Severance Payment payable on a Pre-Change in Control Termination pursuant to Section 2.1(a)(ii) above.
(d) Pro-Rata Bonus. The Pro-Rata Bonus under this Section 2.2(d) shall apply in the event of either a Non-Change in Control Termination or a Change in Control Related Termination; provided that, for purposes of clarity, if a Participant who had a Non-Change in Control Termination becomes eligible for a Pre-Change in Control Termination, such Participant shall only be eligible for the Pro-Rata Bonus payable to the Participant pursuant to his or her Non-Change in Control Termination. Subject to the provisions of Sections 2.3 through 2.8, the Participant shall be entitled to receive a pro rata portion (based on the number of days employed during the applicable performance period) of the Participant’s short-term cash performance bonus for the performance period in which the Participant’s Separation from Service occurs, calculated based on actual results for such performance period, payable at the time that the time that the short-term cash performance bonus would otherwise be paid, unless this time occurs prior to the expiration of the revocation period related to the executed Release. In such circumstances, the Pro-Rata Bonus will be paid to the Participant at the same time as the first severance payment following the expiration of the revocation period. For the avoidance of doubt, a Pro-Rata Bonus shall not be based on any bonus to be paid upon completion of any specified project or upon occurrence of a specified event, including, without limitation, a Change in Control.
2.3 Prior Agreements. The Severance Benefits under this Plan shall supersede and be in lieu of any severance benefits and/or payments provided under the Plan as in effect prior to the Restatement Date, or under any other agreements, arrangements or severance plans by and between the Participant and the Employer. Notwithstanding the foregoing or anything herein to the contrary, in the event that a court of competent jurisdiction or other governmental agency or body determines that, as a result of such termination, a Participant is entitled to receive the payments and benefits provided under any other agreements, arrangements or severance plans by and between the Participant and the Employer, then the Participant shall continue to be entitled to receive such payments and benefits under and in accordance with the terms and conditions of such agreement, arrangement or severance plan, and (i) the Severance Payment hereunder shall be reduced by the amount of any severance payment received by the Participant prior to the commencement of the Severance Payment hereunder, (ii) any severance payment payable under such other agreement, arrangement or severance plan following the commencement of the Severance Payment hereunder shall be offset on a dollar-for-dollar basis by the Severance Payment hereunder, and (iii) the Continued Health Coverage shall commence in the first month following the expiration of any health plan or health care reimbursement coverage provided to the Participant pursuant to such other agreement, arrangement or severance plan following a termination of the Participant’s employment and the Participant’s Continuation Period shall be reduced by the number of months the Participant received such coverage under such other agreement, arrangement or severance plan.
2.4 No Duty to Mitigate/Right to Set-off Severance. No Participant entitled to receive Severance Benefits hereunder shall be required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company or Employer pursuant to the Plan. Notwithstanding the foregoing or anything herein to the contrary, once a Participant accepts employment or other service (as an employee or as an independent contractor) during the Severance Period, the Employer may reduce its obligation under Section 2.2(a)(i) dollar-for-dollar for every dollar that the Participant earns in base salary during the Severance Period from the Participant’s new employer. Each Participant shall notify the Employer, in writing, at least ten (10) business days prior to accepting any such employment or other service (as an employee or as an independent contractor) during the Severance Period of the proposed base salary and other compensation. Each such Participant may not defer base salary with his or her new employer (including, but not limited to, performing non-compensated work during the Severance Period, only to start being compensated at the conclusion of the Severance Period or receiving periodic bonuses in lieu of base salary during the Severance Period) or take any other action to avoid the dollar-for-dollar reduction required by this Section 2.4, and if the Participant does take such action, the Employer’s obligation under this section may be reduced accordingly by the Employer in its discretion. On or after a Change in Control, except as provided in Section 1.13 hereof, there shall be no offset against any amounts due to the Participant under the Plan on account of any remuneration attributable to any subsequent employment that the Participant may obtain or otherwise. Prior to a Change in Control, the amounts payable hereunder shall be subject to setoff, recoupment, defense or other right which the Employer may have against the Participant, which shall be applied in a manner intended to comply with or be exempt from Code Section 409A. In the event of the Participant’s breach of any provision hereunder, including without limitation, Sections 2.5 (other than as it applies to a release of claims under the Age Discrimination in Employment Act, as amended), 2.7 and 2.8 hereof, the Employer shall be entitled to recover any payments previously made to the Participant hereunder. To the extent permitted by Code Section 409A and then applicable law, a Participant’s payments and benefits under the Plan may be reduced by the amount of any salary and benefits continuation during any notice period or other payments and benefits in lieu of any notice period provided by the Company to the Participant pursuant to the Worker Adjustment Retraining and Notification Act or any national, state, local, provincial, municipal, or commonwealth equivalent. In addition, to the extent permitted by Code Section 409A and then applicable law, the Company may reduce a Participant’s benefits under the Plan by the amount of any obligation owed by the Participant to the Employer (including, without limitation, settlement of outstanding personal charges), and the Participant shall be deemed to have consented to such reduction. In addition, Severance Benefits may be reduced (offset) by any amounts payable under any Short-Term or Long-Term disability plan.
2.5 Release Required. Any Severance Benefits (other than the Equity Vesting) payable or to be provided pursuant to the Plan shall be conditioned upon a Participant’s execution and non-revocation of a release and/or protective covenant agreement in the form determined by the Company or an Affiliate in its sole discretion (the “Release”), which must be signed and not revoked by the Participant within time limits provided by the Employer in the Release. Notwithstanding any provision of this Plan to the contrary, in no event shall the timing of the Participant’s execution of the Release, directly or indirectly, result in the Participant designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, based on timing of the execution of the Release, payment shall be made in the later taxable year to the extent such payment constitutes deferred compensation subject to Code Section 409A.
2.6 Code Section 280G.
(a) In the event it is determined pursuant to clause (b) below, that part or all of the consideration, compensation or benefits to be paid to the Participant under the Plan in connection with the Participant’s termination of employment prior to, or following, a Change in Control or under any other plan, arrangement or agreement in connection therewith (each a “Payment”), constitutes a “parachute payment” (or payments) under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments (the “Parachute Amount”) exceeds 2.99 times the Participant’s “base amount,” as defined in Section 280G(b)(3) of the Code (the “Participant Base Amount”) and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of the Participant shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Participant Base Amount; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate Payment to be provided, determined on a net after-tax basis (taking into account the Excise Tax imposed, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes).
(b) Any determination that a Payment constitutes a parachute payment and any calculation described in this Section 2.6 (“determination”) shall be made by the independent public accountants for the Company, and may, at the Company’s election, be made prior to termination of the Participant’s employment where the Company determines that a Change in Control is imminent. Such determination shall be furnished in writing no later than thirty (30) days following the date of the Change in Control by the accountants to the Participant. If the Participant does not agree with such determination, he may give notice to the Company within ten (10) days of receipt of the determination from the accountants and, within fifteen (15) days thereafter, accountants of the Participant’s choice must deliver to the Company their determination that in their judgment complies with the Code. If the two accountants cannot agree upon the amount to be paid to the Participant pursuant to this Section 2.6 within ten days of the delivery of the statement of the Participant’s accountants to the Company, the two accountants shall choose a third accountant who shall deliver their determination of the appropriate amount to be paid to the Participant pursuant to this Section 2.6, which determination shall be final. If the final determination provides for the payment of a greater amount than that proposed by the accountants of the Company, then the Company shall pay all of the Participant’s costs incurred in contesting such determination and all other costs incurred by the Company with respect to such determination. However, if the determination of the accountants of the Company is supported by the third accountant, the Participant shall pay all reasonable costs incurred by both the Company and the Participant with respect to the determination.

(c) If the final determination made pursuant to clause (b) above results in a reduction of the Payments that would otherwise be paid to the Participant except for the application of Section 2.6(a), the Equity Vesting shall be eliminated or reduced to the extent necessary in order to not exceed the limitation under Section 2.6(a), then, to the extent necessary pursuant to Section 2.6(a), the Severance Payment shall be reduced, and, finally, to the extent necessary pursuant to Section 2.6(a), the Continued Health Coverage shall be reduced. Within ten days following such determination, the Company shall pay to or distribute to or for the benefit of the Participant such amounts as are then due to the Participant under the Plan and shall promptly pay to or distribute to or for the benefit of the Participant in the future such amounts as become due to the Participant under the Plan.
(d) As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made under Section 2.6(a) (an “Overpayment”) or that additional payments which are not made by the Company pursuant to Section 2.6(a) above should have been made (an “Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Participant to the extent permitted by law, which the Participant shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. Nothing in this Section 2.6 is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Participant and the repayment obligation null and void to the extent required by such Act. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under the Plan, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.
2.7 Restrictive Covenants.
(a) As a condition to receiving Severance Benefits, a Participant shall be subject to any restrictive covenants contained in the Release and, if applicable, the terms and conditions contained in the Restrictive Covenant Agreement.
(b) This Section 2.7 shall lapse in its entirety upon the occurrence of a Change in Control.
2.8 Cooperation. By accepting the Severance Benefits under the Plan, subject to the Participant’s other commitments, the Participant agrees to be reasonably available to cooperate (but only truthfully) with the Employer and the Company and provide information as to matters which the Participant was personally involved, or has information on, during the Participant’s employment with the Employer and which are or become the subject of litigation or other dispute.
ARTICLE III
UNFUNDED PLAN

3.1 Unfunded Status. The Plan shall be “unfunded” for the purposes of ERISA and the Code, and Severance Payments shall be paid out of the general assets of the Employer as and when Severance Payments are payable under the Plan. All Participants shall be solely unsecured general creditors of the

Company and the Employer. If the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of the Severance Payments payable hereunder, or if the Company decides in its sole discretion to fund a trust under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.
ARTICLE IV
ADMINISTRATION OF THE PLAN

4.1 Plan Administrator. The general administration of the Plan on behalf of the Company (as plan administrator under Section 3(16)(A) of ERISA) shall be placed with the Committee. When making any determination or calculation, the Committee shall be entitled to rely upon the accuracy and completeness of information furnished by the Company’s employees and agents.
4.2 Reimbursement of Expenses of Plan Committee. The Company may, in its sole discretion, pay or reimburse the members of the Committee for all reasonable expenses incurred in connection with their duties hereunder, including, without limitation, expenses of outside legal counsel.
4.3 Action by the Plan Committee. Decisions of the Committee shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law. Unless otherwise determined by the Committee, all determinations regarding benefits will be made by the Committee in accordance with the written terms of the Plan. Subject to the terms of the Plan, the Committee shall have complete and express discretionary authority to determine eligibility for benefits and the amount of benefits (including to determine a Participant’s participation and Severance Benefits under the Plan), to decide factual and other questions relating to the Plan, to interpret and construe the provisions of the Plan, and to make decisions in all disputes involving the rights of any person interested in the Plan. Determinations and interpretations by the Committee, including without limitation decisions relating to eligibility for, entitlement to, and payment of benefits, shall be conclusive and binding for all purposes.
4.4 Delegation of Authority. Subject to the limitations of applicable law, the Committee may delegate any and all of its powers and responsibilities hereunder to other persons or committees. Any such delegation may be rescinded at any time by written notice from the Committee to the person to whom the delegation is made. Any such delegation may be made by the Committee to one or more person(s) or committee(s) and any awards made by any such person or committee under the Plan may apply to different Participants and need not be uniform in any respect, whether or not the Participants are similarly situated.
4.5 Retention of Professional Assistance. The Committee may employ such legal counsel, accountants and other persons as may be required in carrying out its work in connection with the Plan.
4.6 Accounts and Records. The Committee shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.
4.7 Indemnification. The Committee, its members and any person designated pursuant to Section 4.4 above shall not be liable for any action or determination made in good faith with respect to the Plan. The Employer shall, to the fullest extent permitted by law, indemnify and hold harmless each member of the Committee and each director, officer and employee of the Employer, and any person designated above, for liabilities or expenses they and each of them incur in carrying out their respective duties under the Plan, other than for any liabilities or expenses arising out of such individual’s willful misconduct or fraud.
ARTICLE V
AMENDMENT AND TERMINATION

5.1 Amendment and Termination. The Company reserves the right to amend or terminate, in whole or in part, any or all of the provisions of the Plan by action of the Board (or a duly authorized committee thereof) at any time and for any reason, with or without notice. Notwithstanding anything herein to the contrary, the Company shall not amend or terminate the Plan at any time after (i) the occurrence of a Change in Control or (ii) the date the Company enters into a definitive agreement which, if consummated, would result in a Change in Control, unless the potential Change in Control is abandoned (as publicly announced by the Company), in either case until two (2) years after the occurrence of a Change in Control, provided that all Severance Benefits under the Plan have been paid.
ARTICLE VI
SUCCESSORS

6.1 For purposes of the Plan, the Company shall include any and all successors or assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, and such successors and assignees shall perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company, would be required to perform if no such succession or assignment had taken place. In the event the surviving corporation in any transaction to which the Company is a party is a subsidiary of another corporation, then the ultimate parent corporation of such surviving corporation shall cause the surviving corporation to perform the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company” as used in the Plan, shall mean the Company, as hereinbefore defined and any successor or assignee (including the ultimate parent corporation) to the business or assets of the Company, which by reason hereof becomes bound by the terms and provisions of the Plan.
ARTICLE VII
MISCELLANEOUS

7.1 Minors and Incompetents. If the Committee shall find that any person to whom Severance Benefits are payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any Severance Benefits due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, child, parent, or brother or sister, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to the Severance Benefits, in such manner and proportions as the Committee may determine in its sole discretion. Any such Severance Benefits shall be a complete discharge of the liabilities of the Company, the Employer, the Committee, and the Board under the Plan.
7.2 Limitation of Rights. Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Employer as an employee in any other capacity or to interfere with the Employer’s right to discharge him or her at any time for any reason whatsoever.

7.3 Payment Not Salary. Any Severance Benefits payable under the Plan shall not be deemed salary or other compensation to the Participant for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Employer maintained for the benefit of its employees, unless such plan or arrangement provides otherwise.
7.4 Severability. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision never existed.
7.5 Withholding. The Company and/or the Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan. In lieu thereof, the Company and/or the Employer shall have the right to withhold the amounts of such taxes from any other sums due or to become due from the Company and/or the Employer to the Participant upon such terms and conditions as the Committee may prescribe.
7.6 Non-Alienation of Benefits. The Severance Benefits payable under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any Severance Benefits to be so subjected shall not be recognized.
7.7 Governing Law. To the extent legally required, the Code and ERISA shall govern the Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Company reserves the right to retroactively amend the Plan to comply therewith. To the extent not governed by the Code and ERISA, the Plan shall be governed by the laws of the State of New York, without reference to rules relating to conflicts of law.
7.8 Code Section 409A.
(a) General. Although the Employer makes no guarantee with respect to the tax treatment of payments hereunder and shall not be responsible in any event with regard to non-compliance with Code Section 409A, the Plan is intended to either comply with, or be exempt from, the requirements of Code Section 409A. To the extent that the Plan is not exempt from the requirements of Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Accordingly, the Company reserves the right to amend the provisions of the Plan at any time and in any manner without the consent of Participants solely to comply with the requirements of Code Section 409A and to avoid the imposition of an excise tax under Code Section 409A on any payment to be made hereunder, provided that there is no reduction in the Severance Benefits hereunder. Notwithstanding the foregoing, in no event whatsoever shall the Employer be liable for any additional tax, interest or penalty that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A.
(b) Separation from Service; Delay Period for Specified Employees. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service. If a Participant is deemed on the date of termination to be a Specified Employee, then with regard to any payment that is specified as subject to this Section, such payment shall not be made prior to the expiration of the Delay Period. All payments delayed pursuant to this Section 7.8(b) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid to the Participant in a single lump sum on the first Employer payroll date on or following the first day following the expiration of the Delay Period, and any remaining payments and benefits due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c) Separate Payments and No Participant Discretion. For purposes of Code Section 409A, the Participant’s right to receive any installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Employer.
7.9 Non-Exclusivity. The adoption of the Plan by the Company shall not be construed as creating any limitations on the power of the Company to adopt such other supplemental retirement income arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.
7.10 Non-Employment. The Plan is not an agreement of employment and it shall not grant the Participant any rights of employment.
7.11 Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.
7.12 Gender and Number. Whenever used in the Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.
7.13 Electronic Communication and Administration. Unless prohibited by applicable law, all announcements, notices and other communications regarding the Plan may be made by the Company and/or the Employer by electronic means as determined by the Company or Employer in its sole discretion.
7.14 Legal Fees. This Section 7.14 shall apply only in the event of a Change in Control Related Termination. In the event that a Participant substantially prevails in a litigation between the Participant and the Company arising in connection with such Participant’s attempt to obtain or enforce any right or benefit provided by the Plan, the Company agrees to pay the reasonable attorney’s fees and other legal expenses incurred by such Participant in pursuing such litigation, including a reasonable rate of interest for delayed payment.
ARTICLE VIII
WHAT ELSE A PARTICIPANT NEEDS
TO KNOW ABOUT THE PLAN

8.1 Claims Procedure. Any claim by a Participant with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to a person designated by the Committee from time to time for such purpose. If the designated person receiving a claim believes, following consultation with the Chairman of the Committee, that the claim should be denied, he or she shall notify the Participant in writing of the denial of the claim within ninety (90) days after his or her receipt thereof. This period may be extended an additional ninety (90) days in special circumstances and, in such event, the Participant shall be notified in writing of the extension, the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Participant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which the Participant responds to the Plan’s request for information.
If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, the Participant will be provided with a written notice setting forth (a) the specific reason or reasons for the denial making reference to the pertinent provisions of the Plan or of Plan documents on which the denial is based, (b) a description of any additional material or information necessary to perfect or evaluate the claim, and explain why such material or information, if any, is necessary, and (c) inform the Participant of his or her right to request review of the decision. The notice shall also provide an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. If a Participant is not notified (of the denial or an extension) within ninety (90) days from the date the Participant notifies the Plan’s administrator, the Participant may request a review of the application as if the claim had been denied.
A Participant may appeal the denial of a claim by submitting a written request for review to the Committee, within sixty (60) days after written notification of denial is received. Receipt of such denial shall be deemed to have occurred if the notice of denial is sent via first class mail to the Participant’s last shown address on the books of the Employer. Such period may be extended by the Committee for good cause shown. The claim will then be reviewed by the Committee. In connection with this appeal, the Participant (or his or her duly authorized representative) may (a) be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim, and (b) submit to the Committee written comments, documents, records, and other information related to the claim. If the Committee deems it appropriate, it may hold a hearing as to a claim. If a hearing is held, the Participant shall be entitled to be represented by counsel.
The review by the Committee will take into account all comments, documents, records, and other information the Participant submits relating to the claim. The Committee will make a final written decision on a claim review, in most cases within sixty (60) days after receipt of a request for a review. In some cases, the claim may take more time to review, and an additional processing period of up to sixty (60) days may be required. If that happens, the Participant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Participant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Participant until the date on which the Participant responds to the Plan’s request for information.
The Committee’s decision on the claim for review will be communicated to the Participant in writing. If an adverse benefit determination is made with respect to the claim, the notice will include: (a) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based; (b) a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim; and (c) a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA. A Participant may not start a lawsuit to obtain benefits until after he or she has requested a review and a final decision has been reached on review, or until the appropriate timeframe described above has elapsed since the Participant filed a request for review and the Participant has not received a final decision or notice that an extension will be necessary to reach a final decision. These procedures must be exhausted before a Participant (or any beneficiary) may bring a legal action seeking payment of benefits. In addition, no lawsuit may be started more than two years after the date on which the applicable appeal was denied. If there is no decision on appeal, no lawsuit may be started more than two years after the time when the Committee should have decided the appeal.

APPENDIX A
SCHEDULE

Level:	Senior Vice Presidents and Above	Vice Presidents
Severance Period:	52 Weeks	4 weeks per each full Year of Service
Minimum:	52 Weeks	26 weeks
Maximum:	52 Weeks	52 weeks